EXHIBIT 16.1 TO FORM 8-K

October 23, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 23, 2012, of Bluegreen Corporation and are in agreement with the statements contained in the third and fourth paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.